Exhibit 99.1
PHH Corporation Announces Chesapeake Funding Program Extended to March 27, 2009
Mt. Laurel, N.J., February 27, 2009 — PHH Corporation (NYSE: PHH) today announced that it has agreed with its lenders in the Chesapeake Funding LLC (“Chesapeake”) program to: (i) extend the expiry date under the Series 2006-1 notes issued under the program from February 26, 2009 to March 27, 2009, (ii) immediately reduce the committed capacity of the Series 2006-1 from $2.5 billion to $2.3 billion (iii) pay certain extension fees; (iv) maintain the existing program rate applicable during the revolving period; and (v) place the Series 2006-2 notes, which had a committed capacity of $1.0 billion, into amortization effective the close of business on February 27, 2009. We intend to continue our negotiations with existing Chesapeake lenders to renew all or a portion of the Series 2006-1 and 2006-2 notes on terms acceptable to us, and we are also evaluating alternative sources of potential funding; however, there can be no assurances that we will renew all or portion of the Series 2006-1 and Series 2006-2 notes on terms acceptable to us, if at all, or obtain alternative sources of funding.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries please visit www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2009
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include our intention to continue our negotiations with our existing Chesapeake lenders. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen K. McCallson
856-917-8679